Amendment to Subadvisory Agreement

for AST INTERNATIONAL VALUE PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC (formerly, Prudential Investments LLC) (collectively, the “Manager”) and Lazard Asset Management LLC (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of September 24, 2014, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST International Value Portfolio, as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Lazard Asset Management LLC have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin
Name: Timothy S. Cronin
Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin
Name: Timothy S. Cronin
Title: Senior Vice President

LAZARD ASSET MANAGEMENT LLC

By: /s/ Nathan Paul

Name: Nathan Paul
Title: Chief Business Officer

Effective Date as Revised: December 1, 2021

SCHEDULE A

Advanced Series Trust

AST International Value Portfolio

As compensation for services provided by Lazard Asset Management LLC (“Lazard”), AST Investment Services, Inc. (“ASTIS”) and PGIM Investments LLC (“PGIM Investments”), as applicable, will pay Lazard a subadvisory fee on the net assets managed by Lazard* that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee**
AST International Value Portfolio*	0.34% of average daily net assets on first $300 million; 0.30% of average daily net assets over $300 million

* For purposes of the subadvisory fee calculation, the assets managed by Lazard in the International Value Portfolio will be aggregated with: assets in any other retail and insurance funds/portfolios that are subadvised by Lazard, managed by PGIM Investments and/or ASTIS, and have substantially the same international investment strategy; and assets of certain insurance company separate accounts managed by Lazard for the retirement business of Prudential and its affiliates according to Lazard’s international equity and international equity select strategies.

** In the event Lazard invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Lazard will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Lazard with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  December 1, 2021